                                                                                                                     EXECUTION VERSION

INVESTMENT AGREEMENT

dated as of

April 17, 2015

among

58.COM INC.,

and

OHIO RIVER INVESTMENT LIMITED

i

ARTICLE 4
Representations and Warranties of The Purchaser

Section 4.01.	Organization	16
Section 4.02.	Authorization; Enforcement; Validity	16
Section 4.03.	No Conflicts	17
Section 4.04.	Consents	17
Section 4.05.	Status and Investment Intent of the Purchaser.	17

ARTICLE 5
COVENANTS

Section 5.01.	Further Assurances.	18
Section 5.02.	Public Disclosure	19
Section 5.03.	Listing of Securities	19
Section 5.04.	Use of Proceeds	19
Section 5.05.	No Integrated Offering	20

ARTICLE 6
CONDITIONS TO CLOSING

Section 6.01.	Conditions to Obligations of Both Parties	20
Section 6.02.	Conditions to Obligation of the Purchaser	20
Section 6.03.	Conditions to Obligation of the Company	21

ARTICLE 7
SURVIVAL; INDEMNIFICATION

Section 7.01.	Survival.	21
Section 7.02.	Indemnification	22
Section 7.03.	Third Party Claim Procedures.	22
Section 7.04.	Direct Claim Procedures	24

ARTICLE 8
TERMINATION

Section 8.01.	Grounds for Termination	24
Section 8.02.	Effect of Termination	25

ARTICLE 9
MISCELLANEOUS

Section 9.01.	Notices	25
Section 9.02.	Amendments and Waivers	26
Section 9.03.	Expenses	26
Section 9.04.	Successors and Assigns	26

ii

Section 9.05.	Governing Law	27
Section 9.06.	Arbitration	27
Section 9.07.	Counterparts; Effectiveness; Third Party Beneficiaries	27
Section 9.08.	Entire Agreement	27
Section 9.09.	Severability	28
Section 9.10.	Specific Performance	28

iii

INVESTMENT AGREEMENT

INVESTMENT AGREEMENT, dated as of April 17, 2015 (this “Agreement”), by and among (i) 58.com Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), (ii) and Ohio River Investment Limited, a company organized under the laws of the British Virgin Islands (the “Purchaser”).  The Company and the Purchaser are referred to in this Agreement together as the “Parties” and individually as a “Party”.

W I T N E S S E T H:

WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company (the “Investment”), upon the terms and conditions set forth in this Agreement, certain Ordinary Shares (as defined below) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“ADSs” means the American Depositary Shares of the Company, each representing two (2) Class A Ordinary Shares.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Company, any of its Subsidiaries shall be considered an Affiliate of the Purchaser.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any international, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, the Cayman Islands, Hong Kong or the PRC are authorized or required by Applicable Law to close.

“Class A Shares” means Class A ordinary shares, par value US$0.00001 per share, in the share capital of the Company.

“Class B Shares” means the Class B ordinary shares, par value US$0.00001 per share, in the share capital of the Company.

“Closing Date” means the date of the Closing.

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding, whether written or oral.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of preemption, or other encumbrance of any kind.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Existing Shareholders Agreement” means the amended and restated shareholders’ agreement, dated August 4, 2011, by and among the Company and certain of its shareholders.

“Fundamental Company Representations” means the representations and warranties by the Company contained in Sections 3.01, 3.03, 3.04, 3.05, 3.06, 3.07 and 3.24.

“GAAP” means generally accepted accounting principles in the United States.

“Galaxy” means Falcon View Technology Limited, an exempted company incorporated under the laws of the Cayman Islands.

“Galaxy Cash Portion of Purchase Price” has the meaning ascribed to the term “Cash Portion of Purchase Price” in the Galaxy Purchase Agreement.

“Galaxy Closing” means the consummation of the “Closing” (as such term is defined in the Galaxy Purchase Agreement) pursuant to the Galaxy Purchase Agreement.

“Galaxy Purchase Agreement” means the Share Purchase Agreement, dated as of the date hereof, among the Company, the Galaxy Selling Shareholders and each other party named therein.

“Galaxy Selling Shareholders” has the meaning ascribed to the term “Selling Shareholders” in the Galaxy Purchase Agreement.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“HKSE” means Hong Kong Stock Exchange.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Intellectual Property” means any and all rights in any of the following: (a) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including rights in password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and patent applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (c) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights in writings, designs software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (e) database rights; (f) rights in Internet Web sites, domain names and applications and registrations pertaining thereto; (g) books and records pertaining to the foregoing; and (h) claims or causes of action arising out of past, present or future infringement or misappropriation of any of the foregoing.

“Investor Rights Agreement” means the investor rights agreement, dated as of June 30, 2014, among the Company, the Purchaser and the other parties named therein.

“Issued Shares” means 15,384,616 Class A Shares  to be newly issued by the Company to the Purchaser on the Closing Date.

“knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from (A) the announcement of the transactions contemplated by this Agreement, (B) changes affecting any of the industries in which the Company or its Subsidiaries operate generally or the economy generally or (C) changes affecting general worldwide economic or capital market conditions (provided that in the case of (B) or (C), only to the extent such changes do not disproportionately adversely affect the Company and its Subsidiaries relative to other similarly situated participants in the industry in which they operate), or (ii) the authority or ability of the Company to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

“Memorandum and Articles” means the Memorandum and Articles of Association of the Company in effect from time to time.

“NYSE” means the New York Stock Exchange.

“Ordinary Shares” means collectively the Class A Shares and the Class B Shares.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PRC” means the People’s Republic of China, but, for the purposes of this Agreement, shall not include Hong Kong, the Macau Special Administrative Region or Taiwan.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means any Ordinary Shares or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is controlled by such Person and, for the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person and any Subsidiaries of such variable interest entity.

“Tax Representations” means the representations and warranties by the Company contained in Section 3.18.

“U.S.” or “United States” means the United States of America.

(b)      Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2010 Plan	3.03(a)
2013 Plan	3.03(a)
Agreement	Preamble
Bankruptcy Exception	3.04
Closing	2.02
Company	Preamble
Company Share Plans	3.03(a)
Control Contracts	3.21
Damages	7.02
e-mail	9.01
Financial Statements	3.11
Galaxy Documents	3.04
HKIAC	9.06
Indemnified Parties	7.02
Indemnifying Party	7.03
Investment	Recital
Judgment	3.16
Material Contract	3.15
Parties	Preamble
Payee Bank Accounts	2.02(a)
Permits	3.17
Proceedings	3.16
Purchaser	Preamble
Repurchase	5.04
Repurchase Agreement	5.04
Repurchase Shares	5.04

Section
Returns	3.18
Rules	9.06
Schedule 13D/A	3.03(d)
SEC Documents	3.10
Sellers	5.04
Subscription Price	2.01
Tax	3.18
Third Party Claim	7.03
Warranty Breach	7.02

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
Purchase and Sale

Section 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to subscribe for and purchase from the Company, the Issued Shares. The aggregate subscription price for the Issued Shares is US$400,000,016 (the “Subscription Price”), at US$26.00 per Issued Share. The Subscription Price shall be paid as provided in Section 2.02.

Section 2.02.  Closing.  The closing (the “Closing”) of the issuance and sale of the Issued Shares hereunder shall take place remotely via the electronic exchange of documents and signatures, on the date hereof, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as the Parties may agree.  At the Closing:

(a)      the Purchaser shall pay the Subscription Price to the bank accounts designated by the Company prior to the date hereof (collectively, the “Payee Bank Accounts”), which include the bank accounts of certain of the Galaxy Selling Shareholders to which the Company hereby directs the Purchaser to pay such portions of the Subscription Price set forth opposite the name of such Galaxy Selling Shareholder in Schedule 2.02 hereto, which amounts shall be up to the Galaxy Cash Portion of Purchase Price payable to such Galaxy Selling Shareholder at the Galaxy Closing pursuant to the Galaxy Purchase Agreement, by wire transfer of immediately available funds in US$ to the Payee Bank Accounts, which wire transfers shall be evidenced for purposes of Closing by delivery of a copy of irrevocable wiring instructions to the Payee Bank Accounts (known as “MT-103” and containing the SWIFT number of such remittances); and

(b)      the Company shall deliver to the Purchaser: (i) a certified copy of the relevant page of the register of members of the Company reflecting the Purchaser as the owner of Issued Shares and (ii) copies of the resolutions of the Board and any other required corporate approvals of the Company duly authorizing and approving this Agreement and the transactions contemplated hereunder.

Section 2.03.  Post-Closing.  As soon as practicable, but in any event within five (5) Business Days, after the Closing, the Company shall deliver to the Purchaser an original share certificate representing the Issued Shares duly executed on behalf of the Company and registered in the name of the Purchaser.

ARTICLE 3
Representations and Warranties of The Company

The Company hereby represents and warrants to the Purchaser as of the Closing Date that:

Section 3.01.  Organization and Qualification.  The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted and as described in the SEC Documents. The Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect. The memorandum and articles of association of the Company, as filed with the SEC on September 27, 2013, is the current Memorandum and Articles and is in full force and effect. The Company is not in violation of any of the provisions of its Memorandum and Articles except as would not have a Material Adverse Effect.

Section 3.02.  Subsidiaries.  Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted and as described in the SEC Documents. Each Subsidiary of the Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect. The constitutional documents of each of the Company’s Subsidiaries are in full force and effect except as would not have a Material Adverse Effect. None of the Company’s Subsidiaries is in violation of any of the provisions of its constitutional documents except as would not have a Material Adverse Effect.

Section 3.03.  Capitalization.

(a)      The authorized share capital of the Company consists of 4,800,000,000 Class A Shares and 200,000,000 Class B Shares. As of March 31, 2015, (x)(1) 107,140,626 Class A Shares are issued and outstanding (including no Class A Shares that have been issued to the Company’s depositary and reserved for future grants under the Company Share Plans), (2) 2,928,724 Class A Shares are reserved and available for issuance pursuant to share-based compensation awards granted under the Company’s 2010 Employee Stock Option Plan (the “2010 Plan”) and the Company’s 2013 Share Incentive Plan (the “2013 Plan”, and together with the 2010 Plan, the “Company Share Plans”) and (y) 74,500,479 Class B Shares are issued and outstanding. Except as set forth in this Section 3.03(a), as of the date of this Agreement, no Securities were issued, reserved for issuance or outstanding and no securities of any of its Subsidiaries convertible into or exchangeable or exercisable for any Securities were issued or are outstanding. All outstanding Ordinary Shares are, and all such shares that may be issued prior to the date hereof will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Except for any obligations pursuant to this Agreement, the Galaxy Purchase Agreement or as otherwise set forth above in this Section 3.03(a), as of the date of this Agreement, there are no options or other rights to acquire from the Company, or other obligation of the Company to issue, any additional Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Securities, stock-based performance units or share appreciation rights, other than pursuant to the Company Share Plans.

(b)      All of the outstanding capital or other voting securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Encumbrance, except with respect to any variable interest entity over which the Company effects control pursuant to the Control Contracts, and with respect to such variable interest entity, all of the outstanding capital or other voting securities of each Subsidiary thereof is owned by such variable interest entity, directly or indirectly, free and clear of any Encumbrance. All of the issued equity securities of each non-PRC Subsidiary of the Company are validly issued, fully paid and non-assessable, and were issued in compliance with the applicable registration and qualification requirements of Applicable Laws.

(c)      Except for the registration rights under the Existing Shareholders Agreement, the rights granted under the Investor Rights Agreement, the registration rights under the Registration Rights Agreement, dated as of the date hereof, among the Company and the Galaxy Selling Shareholders and the rights granted under the Control Contracts, there are no preemptive rights, registration rights, rights of first offer, rights of first refusal, tag-along rights, director appointment rights, governance rights, veto rights or other similar rights with respect to the Securities or the securities of any Subsidiary of the Company that have been granted to any Person (other than the Company or any Subsidiary).

(d)      After giving effect to the Investment and the Galaxy Closing, (i) the Issued Shares, plus (ii) 22,083,000 Class A Shares and 14,722,000 Class B Shares directly held by the Purchaser, and 3,803,079 ADSs (representing 7,606,158 Class A Shares) directly held by THL E Limited (as set forth in the Schedule 13D/A filed by Tencent Holdings Limited on October 8, 2014 (the “Schedule 13D/A”)) shall represent (x) 24.66% of the total outstanding share capital of, and (y)

19.84% of the total voting power represented by the total outstanding share capital of, the Company, in each case on a fully diluted basis (including, for the avoidance of doubt, all shares issuable under Company Share Plans); provided, that the Company makes no representation regarding the accuracy of the information contained in the Schedule 13D/A or otherwise concerning the shareholding of the Purchaser or THL E Limited prior to the Closing.

Section 3.04.  Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to issue the Issued Shares in accordance with the terms hereof. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy Exception”).  Prior to the execution and delivery of this Agreement, the Company has delivered to the Purchaser a true and complete copy of the Galaxy Purchase Agreement and each of the other agreements and documents entered into or delivered by the parties thereto or their respective Affiliates in connection with the transactions contemplated by the Galaxy Purchase Agreement on or prior to date hereof, and all agreed forms of such agreements and documents to be entered into or delivered after the date hereof (collectively, the “Galaxy Documents”).

Section 3.05.  No Conflicts.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Issued Shares) will not ii) result in a violation of the Memorandum and Articles, iii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company or any of its Subsidiaries is a party, or iv) result in a violation of any Applicable Law to the Company or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not have a Material Adverse Effect.

Section 3.06.  Consents.  The execution, delivery and performance of this Agreement by the Company require no v) consent, approval, authorization, action or order of, any exemption by, any notice to, or any filing or registration with, any Governmental Authority or vi) any consent, approval or authorization from or any waiver by any third party pursuant to any Contract to which the Company or any of its Subsidiaries except as would have a Material Adverse Effect.  The Company, including all controlled entities within the meaning of the rules under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, does not hold any assets located in the U.S. and did not make aggregate sales in or into the U.S. of over US$76.3 million in its most recent fiscal year.

Section 3.07.  Valid Issuance.  The Issued Shares are duly authorized, and, when issued and paid for in accordance with the terms hereof and entered in the register of members of the Company, shall be validly issued and non-assessable and free from all preemptive or similar rights and Encumbrances, and the Purchaser shall be entitled to all rights accorded to a holder of the Class A Shares or the B Shares with respect to the Issued Shares (as applicable).

Section 3.08.  No Registration.  Assuming the accuracy of the representations and warranties set forth in Section 4.05 of this Agreement, it is not necessary in connection with the issuance and sale of the Issued Shares to register the Issued Shares under the Securities Act or to qualify or register the Issued Shares under applicable U.S. state securities laws.  None of the Company, its Subsidiaries or their respective Affiliates or any Person acting on its or their behalf have engaged in any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act or any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act with respect to the Issued Shares.

Section 3.09.  No Integrated Offering.  None of the Company, any of its Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Issued Shares under the Securities Act, whether through integration with prior offerings or otherwise.

Section 3.10.  SEC Documents.  The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing or furnishing dates, the SEC Documents complied in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, as applicable, to the respective SEC Documents, and, other than as corrected or clarified in a subsequent SEC Document prior to the date of this Agreement, none of the SEC Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The information contained in the SEC Documents, considered as a whole and as amended as of the date hereof, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no contracts, agreements, arrangements, transactions or documents which are required to be described or disclosed in the SEC Documents or to be filed as exhibits to the SEC Documents which have not been so described, disclosed or filed.

Section 3.11.  Financial Statements.  As of their respective dates, the financial statements of the Company included in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements (including any related notes thereto) included or incorporated by reference in the SEC Documents fairly presented in all material respects the consolidated financial position of the Company as of the dates indicated therein and the consolidated results of its operations, cash flows and changes in shareholders’ equity for the periods specified therein. Such Financial Statements were prepared in accordance with GAAP applied on a consistent basis (except vii) as may be otherwise indicated in such Financial Statements or the notes thereto, or viii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements).

Section 3.12.  No Undisclosed Liabilities.  There are no liabilities of the Company or any Subsidiary of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than: ix) liabilities reflected on, reserved against, or disclosed in the Company’s unaudited consolidated balance sheet as of December 31, 2014, x) liabilities incurred since December 31, 2014 in the ordinary course of business and xi) any other undisclosed liabilities that are not material to the Company and its Subsidiaries, taken as a whole. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the SEC Documents nor any obligations to enter into any such arrangements.

Section 3.13.  Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 or Rule 15d-15 under the Exchange Act. Except as may be disclosed in the SEC Documents, such disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company maintains a system of internal controls over financial reporting sufficient to, except to the extent disclosed in the SEC Documents, provide reasonable assurance that xii) transactions are executed in accordance with management’s general or specific authorizations and xiii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. Other than the material weakness in such internal controls over financial reporting disclosed in the SEC Documents, there are no such other material weaknesses in such system of internal controls.  To the knowledge of the Company, there is no reason that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 3.14.  Absence of Changes.  Except for the execution and performance of this Agreement and the Galaxy Documents and the discussions, negotiations and transactions related thereto and transactions as disclosed in the SEC Documents, since December 31, 2014, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and without limiting the generality of the foregoing, there has not been any Material Adverse Effect.

Section 3.15.  Contracts.  The Company has filed as exhibits to the SEC Documents all Contracts (including all amendments thereto) that are required to be filed in the SEC Documents (any such Contract that is so required to be filed, a “Material Contract”).  Each Material Contract is in full force and effect and, to the knowledge of the Company, enforceable against the counterparties of the Company or the Subsidiaries party thereto, except where such failures to be in effect or enforceable would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries and, to the knowledge of the Company, each other party thereto, are not in default under, or in breach or violation of, any Material Contract, except where such default, breach or violation would not reasonably be expected to have a Material Adverse Effect.

Section 3.16.  Litigation.  Except as disclosed in the SEC Documents, there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other claims, suits, actions or proceedings or governmental or regulatory investigations (“Proceedings”) of any nature against the Company or any of its Subsidiaries or any director or officer of the Company or any of its Subsidiaries (in their capacity as directors and officers of the Company or any of its Subsidiaries), which would have a Material Adverse Effect, or any Proceedings that seek to restrain or enjoin the consummation of the transactions contemplated hereby. There is no judgment, order, injunction or decree (“Judgment”) outstanding against Company, any of its Subsidiaries, any of their equity interests, material properties or assets, or any of their directors and officers (in their capacity as directors and officers), except for any Judgment which would not have a Material Adverse Effect.

Section 3.17.  Permits; Compliance with Applicable Laws.  The Company and each of its Subsidiaries have conducted their businesses in compliance with all Applicable Laws (including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended, and PRC anti-bribery laws) except as may be disclosed in the SEC Documents and as would not have a Material Adverse Effect. Except as may be disclosed in the SEC Documents, the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) that are required in order to carry on their business as presently conducted, except where the failure to have such Permits or the failure to make such filings, applications and registrations, would not have a Material Adverse Effect.  Except as may be disclosed in the SEC Documents, all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, except where such absence, suspension or cancellation, would not have a Material Adverse Effect. The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NYSE. The Company and its Subsidiaries have taken no action designed to, or reasonably likely to have the effect of, delisting the ADSs from the NYSE.  The Company has not received any notification that the SEC or the NYSE is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto), and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of its ADSs from the NYSE in the foreseeable future. The Company is in compliance with the Sarbanes-Oxley Act in all material respects.

Section 3.18.  Tax Status.  Except as may be disclosed in the SEC Documents, the Company and each of its Subsidiaries xiv) has made or filed in the appropriate jurisdictions all material foreign, federal and state income and all other tax returns required to be filed or maintained in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) (each a “Tax”), including all amended returns required as a result of examination adjustments made by any Governmental Authority responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are true, correct and complete in all material respects and xv) has paid all material Taxes and other governmental assessments and charges shown or determined to be due on such Returns, except those being contested in good faith or will be contested in good faith. Except as may be disclosed in the SEC Documents, neither the Company nor any of its

Subsidiaries has received notice regarding unpaid material Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company is not aware of any reasonable basis for such claim. No Returns filed by or on behalf of the Company or any of its Subsidiaries with respect to material Taxes are currently being audited, and neither the Company nor any of its Subsidiaries has received notice of any such audit.

Section 3.19.  Ownership of Assets.  Except as may be disclosed in the SEC Documents, the Company and its Subsidiaries have good and marketable title to, or in the case of leased property and assets, have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company’s unaudited consolidated balance sheet as of December 31, 2014 or acquired thereafter, except for properties and assets sold since such date in the ordinary course of business consistent with past practices and where the failure to have such good and marketable title or valid leasehold interests would not have a Material Adverse Effect.  None of such property or assets is subject to any Encumbrance, except for Encumbrances: (a) disclosed in the SEC Documents and (b) which would not reasonably be expected to have a Material Adverse Effect.

Section 3.20.  Intellectual Property.  The Company and its Subsidiaries own or possess adequate rights or licenses to use all material Intellectual Property used to conduct their businesses as now conducted and as described in the SEC Documents. To the knowledge of the Company, there are no infringements or other violations of any Intellectual Property owned by the Company or any of its Subsidiaries by any third party, except for such infringements and violations which would not have a Material Adverse Effect. The conduct of the business of the Company and its Subsidiaries as currently conducted and as described in the SEC Documents does not infringe or otherwise violate any proprietary right or Intellectual Property of any third party, except for such infringements and other violations which would not have a Material Adverse Effect. There is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary: (1) alleging any such infringement or other violation of any third party’s proprietary rights; or (2) challenging the Company’s or any Subsidiary’s ownership or use of, or the validity or enforceability of any material Intellectual Property owned by the Company or its Subsidiaries, except for any Proceeding that, if resolved in an adverse manner to the Company or its Subsidiaries would not have a Material Adverse Effect.

Section 3.21.  Variable Interest Entities.  The Company controls its variable interest entity, Beijing 58 Information Technology Co., Ltd. and its subsidiaries, through a series of contractual arrangements (“Control Contracts”), and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or the terms of the Control Contracts, except as may be disclosed in the SEC Documents.

Section 3.22.  Transactions with Affiliates and Employees.  All related party transactions required to be disclosed under applicable rules of the NYSE or the Securities Act have been accurately described in the SEC Documents in all material respects.  Any such related party transaction was entered into on terms and conditions no less favorable to the Company or its applicable Subsidiary than those applicable in comparable transactions between independent parties acting at arm’s length.

Section 3.23.  Solvency.  Both before and after giving effect to the transactions contemplated hereby and the Galaxy Documents, each of the Company and its Subsidiaries xvi) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due) and xvii) will have adequate capital and liquidity with which to engage in the their businesses as currently conducted and as described in the SEC Documents.

Section 3.24.  Brokers and Finders.  Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or understanding with any investment banker, broker, finder or other intermediary that would give rise to any valid right, interest or claim against or upon the Purchaser or the Company for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated hereby.

ARTICLE 4
Representations and Warranties of The Purchaser

The Purchaser represents and warrants to the Company as of the Closing Date that:

Section 4.01. Organization.  The Purchaser is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.02. Authorization; Enforcement; Validity.  The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action by the Purchaser and no other filing, consent or authorization on the part of the Purchaser is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy Exception.

Section 4.03.  No Conflicts.  The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not xviii) result in a violation of the organizational or constitutional documents of the Purchaser, xix) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser is a party, or xx) result in a violation of any Applicable Law to the Purchaser or by which any property or asset of the Purchaser is bound or affected, except in the case of clauses (b) and (c) above, for such violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 4.04. Consents.  The execution, delivery and performance of this Agreement by the Purchaser require no xxi) consent, approval, authorization, action or order of, any exemption by, any notice to, or any filing or registration with, any Governmental Authority or xxii) any consent, approval or authorization from or any waiver by any third party pursuant to any Contract to which it is a party, in each case, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 4.05. Status and Investment Intent of the Purchaser.

(a)      The Purchaser is not a “U.S. person” within the meaning of Regulation S under the Securities Act and is acquiring the Issued Shares in an offshore transaction under Rule 903 of Regulation S under the Securities Act.

(b)      The Purchaser (i) has sufficient knowledge and experience in financial and business matters, and has entered into transactions of a similar nature, to be capable of evaluating the merits and risks involved in purchasing the Issued Shares, (ii) has entered into transactions of a similar nature and (iii) is capable of bearing the economic risk of the Investment, including sustaining a complete loss of its investment in the Issued Shares.  The Purchaser further acknowledges that it is aware that there is a limited market for the Issued Shares, that the transferability of the Issued Shares is restricted, and that the value of the Issued Shares may decline.

(c)      The Purchaser further acknowledges that it is a sophisticated investor with considerable experience in investments in securities such as the

Issued Shares, and it understands that securities prices are a function of a large number of variables and that there is no way for the Company to predict or otherwise gauge the market's reaction to the disclosure of any material information.

(d)      The Purchaser is acquiring the Issued Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

(e)      The Purchaser acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in the Issued Shares and is relying solely upon the advice of its own financial, legal and tax advisors in entering into this Agreement and its investment in the Issued Shares.

(f)      The Purchaser understands and acknowledges that the Company has or may have inside information concerning the Company and its affiliates including, but not limited to, the short term and long-term plans of the Company and its affiliates.  The Purchaser understands and acknowledges that such information may be indicative of a value of the Issued Shares that is or may be substantially different than the value reflected Subscription Price and the Company may be unable or unwilling to disclose this information to the Purchaser, even though such information may be material to its decision to purchaser the Issued Shares on the terms set forth herein. With full recognition of the foregoing, and acknowledging that the Company is or may be in possession of material non-public information of the nature described above, and after discussing these matters with its counsel and such other advisors as it deems appropriate, the Purchaser wishes to consummate the transactions contemplated under this Agreement on the terms set forth herein.

ARTICLE 5
Covenants

Section 5.01.  Further Assurances.

(a)      After the signing of this Agreement and through the Closing, each Party shall use its respective commercially reasonable efforts to promptly fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement, including the execution and delivery of any documents, certificates, instruments or other papers that are required for the consummation of such transactions, and will cooperate and consult with the other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits of, or any exemption by, all Governmental Authorities, necessary or advisable to consummate the transactions contemplated by this Agreement and  each Party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement any applicable transactions contemplated hereby or to evidence any relevant events or matters.

(b)      The Company agrees that, prior to the Galaxy Closing, it shall not agree to, or permit, any amendment or waiver of any of the material terms and conditions of the Galaxy Purchase Agreement, including any amendment or waiver with respect to valuation, amount and mix of cash/stock consideration, closing/long-stop date and closing conditions, without the prior written consent of the Purchaser.

Section 5.02. Public Disclosure.  Each Party agrees to consult with the other Party before issuing or making, and to provide each other reasonable prior opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on, any press release, public statement or disclosure with respect to this Agreement or the transactions contemplated hereby, and further agrees not to issue any such press release, public statement or disclosure without the prior written consent of the other Party; provided that a Party may without the prior written consent of the other Party issue any such press release, public statement or disclosure if such Party has used reasonable efforts to consult with the other Party and to obtain the consent of the other Party but has been unable to do so prior to the time such press release or public statement or disclosure is required to be released pursuant to Applicable Law or any listing agreement with any national securities exchange including the NYSE or HKSE, provided that such Party has also notified the other Party in writing of the details and content of the press release or public statement or disclosure to be released reasonably in advance of such release.

Section 5.03.  Listing of Securities.  The Company shall xxiii) take all actions necessary to continue the listing and trading of its ADSs on the NYSE and shall materially comply with the Company’s reporting, filing and other obligations under the rules of the NYSE, in each case, through the Closing, and xxiv) as soon as practicable after the Closing, at its own cost file with the NYSE a supplemental listing application in respect of the Issued Shares.

Section 5.04. Use of Proceeds.  The Company shall use the proceeds of the Subscription Price (i) to fund the payment of the Galaxy Cash Portion of Purchase Price under the Galaxy Purchase Agreement payable by the Company at the Galaxy Closing, and (ii) otherwise, for general corporate purposes, including working capital needs.

Section 5.05.  No Integrated Offering.  The Company shall not, and shall cause its Affiliates and any Person acting on its or their behalf not to, directly or indirectly, make any offers or sales of any security or solicit any offers to buy any security, under circumstances that would require registration of the issuance of any of the Issued Shares under the Securities Act whether through integration with prior offerings or otherwise.

ARTICLE 6
Conditions to Closing

Section 6.01. Conditions to Obligations of Both Parties.  The obligations of each Party to consummate the Closing are subject to the satisfaction of the following conditions:

(a)      No provision of any Applicable Law or no Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents.

(b)      No Proceeding challenging any Transaction Document or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted or be pending before any Governmental Authority.

Section 6.02.  Conditions to Obligation of the Purchaser.  The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)      (1) The Fundamental Company Representations and Warranties shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date; (2) the representations and warranties of the Company (other than the Fundamental Company Representations) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date; (3) the representations and warranties of the Company (other than the Fundamental Company Representations) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date; (4) the Company shall have performed or complied with all obligations and conditions in this Agreement required to be performed or complied with by the Company on or prior to the Closing Date; and (5) there shall have been no Material Adverse Effect.

(b)      The satisfaction, or waiver by the Galaxy Selling Shareholders, of all of the conditions precedent to the Galaxy Selling Shareholders’ obligations to consummate the Galaxy Closing set forth in Section 7.2 of the Galaxy Purchase Agreement and the satisfaction, or waiver by the Company, of all of the conditions precedent to the Company’s obligations to consummate the Galaxy Closing set forth in Section 7.1 of the Galaxy Purchase Agreement, in each case, other than those conditions that by their nature are to be satisfied at the Galaxy Closing, and the Company shall be ready, willing and able to consummate the Galaxy Closing immediately after the Closing.

Section 6.03.  Conditions to Obligation of the Company.  The obligations of the Company to consummate the Closing are subject to the satisfaction of the following further conditions: (i) the representations and warranties of the Purchaser in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date and (ii) the Purchaser shall have performed all obligations and conditions herein required to be performed or observed by the Purchaser on or prior to the Closing Date.

ARTICLE 7
Survival; Indemnification

Section 7.01.  Survival.

(a)      The Fundamental Company Representations shall survive indefinitely or until the latest date permitted by law. The Tax Representations shall survive until the expiration of any applicable statute of limitations with respect thereto. All representations and warranties of the Company contained in this Agreement, other than the Fundamental Company Representations and the Tax Representations, shall survive the Closing until the second anniversary of the Closing Date.

(b)      The covenants and agreements of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.

(c)      Notwithstanding anything to the contrary in the foregoing clauses, xxv) any breach of representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and xxvi) any breach of representation or warranty in respect of which indemnity may be sought that was caused as a result of fraud or intentional misrepresentation shall survive indefinitely or until the latest date permitted by law.

Section 7.02. Indemnification.  Effective at and after the Closing, the Company hereby indemnifies and holds harmless the Purchaser, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (the “Indemnified Parties”) against and from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”), incurred or suffered by the Indemnified Parties arising out of any misrepresentation or breach of representation or warranty (with the amount of Damages being determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) or breach of covenants by the Company under this Agreement; provided that (except for any breaches in respect of Fundamental Company Representations and except for the obligation of the Company to issue the Issued Shares to the Purchaser under Section 2.01), (1) the Company shall not be liable under this Section 7.02 unless the aggregate amount of Damages exceeds US$1,000,000 in which case the Company shall be liable for all such Damages, and (2) the Company’s maximum liability under this Section 7.02 shall not exceed the Subscription Price.

Section 7.03.  Third Party Claim Procedures.

(a)      The Indemnified Party seeking indemnification under Section 7.02 agrees to give reasonably prompt notice in writing to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under Section 7.02.  Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party.

(b)      The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 7.03, shall be entitled to control and appoint lead counsel (that is reasonably satisfactory to the Indemnified Party) for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must xxvii) acknowledge in writing that it would have an indemnity obligation to the Indemnified Party for the Damages resulting from such Third Party Claim and xxviii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c)      The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees, costs and expenses of counsel retained by the Indemnified Party if xxix) the Indemnifying Party does not deliver the acknowledgment referred to in Section 7.03(b) within thirty (30) days of receipt of notice of the Third Party Claim pursuant to Section 7.03(a), xxx) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, xxxi) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, xxxii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or xxxiii) the Indemnifying Party has failed or is failing to prosecute or defend the Third Party Claim vigorously and prudently.

(d)      If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 7.03(c), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(e)      In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with Section 7.03(c), the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees, costs and expenses of such separate counsel shall be borne by the Indemnified Party; provided that Indemnifying Party shall pay the fees, costs and expenses of such separate counsel of the Indemnified Party if xxxiv) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, xxxv) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or xxxvi) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party.

(f)      Each Party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim.

Section 7.04.  Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 7.02 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through such negotiations, such dispute shall be resolved by arbitration determined pursuant to Section 9.06.

ARTICLE 8
Termination

Section 8.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of each Party;

(b)     by the Purchaser or the Company if the Closing shall not have occurred on or before June 10, 2015; provided that such right to terminate this Agreement shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(c)     by any Party in the event that any Governmental Authority shall have issued a Judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Judgment or other action shall have become final and non-appealable.

The Party desiring to terminate this Agreement pursuant to Section 8.01(b) or Section 8.01(c) shall give notice of such termination to the other Party specifying the provision hereof pursuant to which such termination is made.

Section 8.02.  Effect of Termination.  In the event of termination of this Agreement, this Agreement shall forthwith become void and of no further force or effect (except for Section 5.02 and Article 9, which shall survive such termination) and there shall be no liability on the part of any Party except that nothing herein shall relieve any Party from any liability for Damages for any breach of this Agreement.

ARTICLE 9
Miscellaneous

Section 9.01. Notices.  All notices, requests and other communications to either Party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:

58.com Inc.
Block E, The North American International Business Center
Yi 108 Beiyuan Road, Chaoyang District,
Beijing 100101 People’s Republic of China
Attention: Mr. Hao Zhou, Chief Financial Officer
Facsimile: +86 10 6445 9926
Email: zhouhao@58.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
42/F, Edinburgh Tower, The Landmark
15 Queen's Road Central
 Hong Kong
Attention: Z. Julie Gao, Esq.
Facsimile: +852.3910.4863
Email: julie.gao@skadden.com

if to the Purchaser, to:

Ohio River Investment Limited
c/o Tencent Holdings Limited
Level 29, Three Pacific Place
1 Queen's Road East
Wanchai, Hong Kong
Attention: Compliance and Transactions Department
Email: legalnotice@tencent.com

with a copy (which shall not constitute notice) to:

Tencent Building, Keji Zhongyi Avenue
Hi-tech Park, Nanshan District
Shenzhen 518057, PRC
Attention: Mergers and Acquisitions Department
Email: PD_Support@tencent.com

and

Davis Polk & Wardwell
Hong Kong Club Building
3A Chater Road
Central
Hong Kong
Attention: Miranda So
Facsimile: +852 2533 1773
Email: miranda.so@davispolk.com

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)      No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 9.04. Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party; except that the Purchaser may assign any rights or obligations hereunder to any of its Affiliates without obtaining the prior written consent of the Company.

Section 9.05. Governing Law.  This Agreement, the rights and obligations of the Parties, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the law of Hong Kong, without regard to the conflicts of law rules thereunder.

Section 9.06.  Arbitration.   Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”) in force at the time of commencement of the arbitration, which Rules are deemed to be incorporated by reference into this Section. The number of arbitrators shall be three and shall be selected in accordance with the Rules.  All selections shall be made within thirty (30) days after the selecting Party gives or receives, as the case may be, the demand for arbitration. The seat of the arbitration shall be in Hong Kong and the language to be used shall be English. Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the Parties and (iii) enforceable in any court of competent jurisdiction, and the Parties agree to be bound thereby and to act accordingly.

Section 9.07. Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 9.08. Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 9.09.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.10.  Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

58.com Inc.

By:	/s/ Jinbo Yao
	Name:	Jinbo Yao
	Title:	Chief Executive Officer

[Signature page to SPA]

Ohio River Investment Limited

By:	/s/ Lau Chi Ping Martin
	Name:	Lau Chi Ping Martin
	Title:	Authorized Signatory

[Signature page to SPA]

SCHEDULE 2.02

Payee	Portion of Subscription Price
Company	$110,176,370.61
Nokia Growth Partners II L.P.	$45,343,766.34
Chan Kei Lim	$773,314.79
Classroom Investments Inc.	$74,238,996.14
BlueRun Ventures IV, L.P.	$38,125,084.64
LT Growth Investment IV Limited	$131,342,483.48
Total:	$400,000,016.00